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                                                                      EXHIBIT 15

                                AWARENESS LETTER

The Board of Directors
La Quinta Inns, Inc.:

     With respect to the registration statement on Form S-3 filed by La Quinta Inns, Inc., we acknowledge our awareness of the incorporation by reference therein of our reports dated May 13, 1997 and August 1, 1997 related to our reviews of interim financial information.

     Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                            Very truly yours,

                                                   KPMG Peat Marwick LLP

San Antonio, Texas
August 15, 1997